 Exhibit 99.1

FIRST SOUTHERN BANK, BATESVILLE, ARKANSAS

Financial Statements

For the Year Ended December 31, 2009

and Nine Months Ended September 30, 2010 (unaudited) and 2009 (unaudited)

Page
Table of Contents	Number

Report of Independent Registered Public Accounting Firm	2

Statements of Assets Acquired and Liabilities Assumed	3

Statements of Revenues and Direct Expenses	4

Notes to Financial Statements	5

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Southern Missouri Bancorp, Inc.
Poplar Bluff, Missouri

We have audited the accompanying statement of assets acquired and liabilities assumed by Southern Bank (a wholly owned subsidiary of Southern Missouri Bancorp, Inc.) as of December 31, 2009 and the related statement of revenues and direct expenses for the year then ended pursuant to the purchase and assumption agreement dated December 17, 2010. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed as of December 31, 2009, and the results of its revenues and direct expenses for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD LLP

Decatur, Illinois March 2, 2011

First Southern Bank, Batesville, Arkansas
Statements of Assets Acquired and Liabilities Assumed
September 30, 2010 and December 31, 2009
(in thousands)
	(unaudited)
	September 30, 2010	December 31, 2009
Assets Acquired
Cash and cash equivalents	$24,574	$4,590
Loans	127,783	96,236
Allowance for loan losses	(1,584)	(1,855)
Net loans	126,199	94,381
Interest receivable	1,000	484
Other assets	1,716	711
Total assets acquired	$153,489	$100,166

Liabilities Assumed
Deposits:
Demand	$7,278	$4,046
Interest-bearing non-maturity	31,598	17,513
Time	105,510	62,108
Total deposits	144,386	83,667
Borrowed funds	16,497	7,768
Interest payable and other liabilities	180	181
Total liabilities assumed	$161,063	$91,616

Commitments and Contingent Liabilities	--	--

(Excess) deficit of liabilities assumed over assets acquired	$(7,574)	$8,550

See accompanying notes to financial statements.

First Southern Bank, Batesville, Arkansas
Statements of Revenues and Direct Expenses
For the year ended December 31, 2009 and
Nine Months Ended September 30, 2010 and 2009
(in thousands)
		(Unaudited)
	Year Ended	Nine Months Ended
	December 31, 2009	September 30, 2010	September 30, 2009

Interest income:
Interest and fees on loans	$5,227	$5,180	$3,786
Other interest earned	7	10	3
Total interest income	5,234	5,190	3,789

Interest expense:
Interest on deposits	1,784	1,494	1,348
Interest on borrowings	83	225	53
Total interest expense	1,867	1,719	1,401

Net interest income	3,367	3,471	2,388
Provision for loan losses	1,844	474	1,335
Net interest income after provision for loan losses	1,523	2,997	1,053

Other income:
Service charges	280	157	215
Other	3	63	1
Total other income	283	220	216

Other expense:
Salaries and employee benefits	1,419	1,793	929
Occupancy, equipment, and data processing	721	706	470
Deposit insurance premiums	225	163	137
Printing and office supplies	68	60	34
Legal and professional	131	200	88
Marketing and promotion	60	159	50
Foreclosed assets, net	80	28	46
Other	320	346	218
Total other expense	3,024	3,455	1,972

Total direct revenue in excess of (less than) direct expenses	$(1,218)	$(238)	$(703)

See accompanying notes to financial statements.

First Southern Bank, Batesville, Arkansas
Notes to Financial Statements
(Table dollar amounts in thousands, except share data)

Note 1 – Summary of Significant Accounting Policies

Basis of Accounting and Consolidation

The accompanying financial statements include the accounts of First Southern Bank, Batesville, Arkansas (the “Acquired Entity”), that were acquired and assumed by Southern Bank, a state-chartered trust with banking powers and a wholly-owned subsidiary of Southern Missouri Bancorp, Inc. (“the Company”). The accounting and reporting policies of the Acquired Entity conform to accounting principles generally accepted in the United States of America.  Following is a description of the more significant of these policies.

Prior to December 17, 2010, the Acquired Entity operated as a financial institution with headquarters in Batesville, Arkansas, with a branch in Searcy, Arkansas.  Accordingly, these financial statements are presented based on information as previously maintained and provided by the Acquired Entity for its operations. The financial statements presented are not a full set of financial statements, but rather they present assets acquired and liabilities assumed and revenues and direct expenses attributable to the acquired operations. Further, in accordance with a request for relief submitted to the Securities and Exchange Commission, to which the staff of the Securities and Exchange Commission informed the Company that it would not object, the information provided is in lieu of certain historical financial information of the Acquired Entity required by Rule 8-04 and Article 11 of Regulation S-X, given that the Acquired Entity had a significant amount of assets and liabilities that were not acquired by the Company in the transaction.  Assets that were not acquired and excluded from the statements of assets acquired and liabilities assumed were investment securities, deferred income taxes receivable, investment income receivable, fixed assets, and prepaid FDIC deposit insurance assessments.  Liabilities that were not assumed and excluded from the statements of assets acquired and liabilities assumed were brokered certificates of deposit, income taxes payable, and accrued interest payable on brokered certificates of deposit.  The statements of revenues and direct expenses excluded interest income on investment securities that were not purchased and interest expense on brokered certificates of deposit that were not assumed.  The statements of revenues and direct expenses include depreciation and expenses related to the fixed assets and FDIC deposit insurance assessments. The statements of revenues and direct expenses exclude income taxes, as these relate to the Acquired Entity as a distinct, stand-alone entity, both in the periods reported therein and in prior periods. As such, the financial statements presented are not indicative of the financial condition or results of operations of the Acquired Entity going forward due to omission of various expenses, changes in business practices, and recognition of fair market value adjustments recognized with the acquisition.

Current Economic Conditions

The current protracted economic decline continues to present financial institutions with circumstances and challenges, which in some cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans.

The accompanying financial statements have been prepared using values and information currently available regarding the Acquired Entity as acquired by the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and fair value of financial instruments.

Cash and Cash Equivalents

The Acquired Entity considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2009, and September 30, 2010 (unaudited), cash equivalents consisted primarily of federal funds sold.

The financial institutions holding the Acquired Entity’s noninterest-bearing accounts are participating in the FDIC’s Transaction Account Guarantee Program.  Under that program, through December 31, 2010, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.  The program was effectively replaced by amendments to the deposit insurance regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, providing for unlimited deposit insurance for noninterest-bearing transaction accounts through December 31, 2012.

The Acquired Entity maintains a deposit account with the Federal Home Loan Bank of Dallas (FHLB).  Funds on deposit with the FHLB are not insured by the FDIC.  At December 31, 2009, and September 30, 2010 (unaudited), funds on deposit with the FHLB totaled $189,000 and $225,000, respectively.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, and any unamortized deferred fees or costs on originated loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income.  Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to evaluation is inherently subjective as it required estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components.  The allocated component relates to loans that are classified as impaired.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan.  The general component covers nonclassified loans and is based on Arkansas State Bank Department ratios and expected loss given default derived from the Acquired Entity’s internal risk rating process.  Historical charge-off experience is not used due to the Acquired Entity’s short history.  Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Acquired Entity will be unable to collect the scheduled payments of principal and/or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics, including individually evaluated loans not determined to be impaired, are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.  Accordingly, the Acquired Entity does not separately identify individual consumer and residential loans for impairment measurements.

Premises and Equipment

Fixed assets were not acquired by the assuming institution in the purchase and assumption agreement with the FDIC.  However, Southern Bank has the option to purchase fixed assets at fair value as determined by an independent appraisal.  The fixed assets were excluded from the statements of assets acquired and liabilities assumed; however, the related expenses, including depreciation, are included in the statements of revenues and direct expenses.

Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.  Leasehold improvements are depreciated using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.  Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Long-lived Asset Impairment

The Acquired Entity evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable.  If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value, and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No asset impairment was recognized during the year ended December 31, 2009, or the nine-month period ended September 30, 2010 (unaudited).

Adoption of New Accounting Guidance

The following paragraphs summarize the impact of new accounting pronouncements:

In July 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-20, “Receivables (Topic 310) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses,” which requires significant new disclosures about the allowance for credit losses and the credit quality of financing receivables.  The requirements are intended to enhance transparency regarding credit losses and the credit quality of loan and lease receivables.  Under this statement, allowance for credit losses and fair value are to be disclosed by portfolio segment, while credit quality information, impaired financing receivables and nonaccrual status are to be presented by class of financing receivable.  Disclosure of the nature, extent, and financial impact and segment information concerning troubled debt restructurings will also be required.  The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the portfolio’s risk and performance.  ASU 2010-20 is effective for interim and annual reporting periods after December 15, 2010.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurement and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements.”  ASU 2010-06 amends the fair value disclosure guidance.  The amendments include new disclosures and changes to clarify existing disclosure requirements.  ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements of Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.

Note 2 – Loans

Categories of loans include:

	(unaudited) September 30,	December 31,
	2010	2009
Mortgage loans on real estate
Residential 1-4 family	$22,844	$13,601
Commercial	60,052	56,289
Construction	8,828	6,933
Second mortgage	1,980	783
Total mortgage loans on real estate	93,704	77,606

Commercial loans	29,647	15,740
Consumer installment loans	4,432	2,890
Total loans	127,783	96,236

Less: allowance for loan losses	1,584	1,855

Net loans	$126,199	$94,381

Activity in the allowance for loan losses was as follows:

	(unaudited) September 30,	December 31,
	2010	2009
Balance, beginning of year	$1,855	$838
Provision charged to expense	474	1,844
Loans charged off	(759)	(829)
Recoveries	14	2

Balance, end of year	$1,584	$1,855

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when, based on current information and events, it is probable the Acquired Entity will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.  Impaired loans include nonperforming commercial loans, but also include loans modified in troubled debt restructurings where concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Included in certain loan categories in the impaired loans are troubled debt restructurings that were classified as impaired.  At September 30, 2010 (unaudited), performing troubled debt restructurings were $1,195,000, as compared to an immaterial amount at December 31, 2009.  Nonperforming troubled debt restructurings were immaterial at September 30, 2010 (unaudited), and December 31, 2009.

The following table presents impaired loans of the Acquired Entity at September 30, 2010 (unaudited), and December 31, 2009.  This table excludes performing troubled debt restructurings.

	(unaudited) September 30,	December 31,
	2010	2009
Impaired loans without a valuation allowance	$3,825	$4,360
Impaired loans with a valuation allowance	523	1,351
Total impaired loans	$4,348	$5,711

Valuation allowance related to impaired loans	$157	$910

Total non accural loans	$1,421	$3,808

Total loans past due 90 days or more still accruing	$-	$-

Average investment in impaired loans	$2,557	$3,296

Interest income recognized on impaired loans	$94	$281

Interest income recognized on a cash basis on impaired loans	$94	$278

Note 3 – Premises and Equipment

Fixed assets were not acquired by Southern Bank and are excluded in the statements of assets acquired and liabilities assumed; however, the related expenses, including depreciation, are included in the statements of revenues and direct expenses.  Depreciation and amortization expense was $110,000 and $111,000, respectively, for the nine months ended  September 30, 2010 (unaudited) and 2009 (unaudited), and $154,000 for the year ended December 31, 2009.

Note 4 – Interest-bearing Deposits

Interest-bearing time deposits in denominations of $100,000 or more were $44.8 million on September 30, 2010 (unaudited), and $39.8 million on December 31, 2009.

The scheduled maturities of time deposits are as follows:

	(unaudited) September 30,	December 31,
	2010	2009

2010	$15,720	$56,069
2011	54,573	4,052
2012	24,116	1,636
2013	6,955	281
2014	4,052	70
2015	95	-
Total	$105,510	$62,108

Note 5 – Federal Home Loan Bank Advances

Federal Home Loan Bank advances totaled $16,497,000 on September 30, 2010 (unaudited), and $7,768,000 at December 31, 2009.  These advances were secured by a blanket lien on certain mortgages totaling approximately $42.6 million at September 30, 2010 (unaudited), and $32.2 million at December 31, 2009.  Advances, at interest rates from 1.62 percent to 5.93 percent at September 30, 2010 (unaudited), and 2.33 percent to 5.93 percent at December 31, 2009, are subject to restrictions or penalties in the event of prepayment.

The scheduled maturities of Federal Home Loan Bank advances are as follows:

	(unaudited) September 30,	December 31,
	2010	2009

2010	$288	$764
2011	1,190	764
2012	2,554	1,850
2013	5,325	692
2014	1,336	971
2015	732	-
Thereafter	5,073	2,727
Total	$16,497	$7,768

Note 6 – Related Parties

At September 30, 2010 (unaudited), and December 31, 2009, the Acquired Entity had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties), in the amount of $4.0 million and $2.2 million, respectively.

At both September 30, 2010 (unaudited), and December 31, 2009, deposits from related parties held by the Acquired Entity totaled $1.3 million.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Note 7 – Employee Benefits

The Acquired Entity maintains a defined contribution plan covering substantially all employees.  Contributions to the Plan are determined annually by the Acquired Entity’s Board of Directors.  Employer contributions charged to expense was $42,706 for the year ended December 31, 2009; for the nine-month periods ended September 30, 2010 (unaudited), and September 30, 2009 (unaudited), employer contributions charged to expense were $58,000 and $32,000, respectively.

Note 8 – Disclosure of Fair Values of Assets and Liabilities

SFAS No. 157, Fair Value Measurements, which was codified into ASC 820, establishes a framework for measuring the fair value of financial instruments that considers the attributes specific to particular assets or liabilities and establishes a three-level hierarchy for determining fair value based on the transparency of inputs to each valuation as of the fair value measurement date. The three levels are defined as follows:

•	Level 1 – quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2 – inputs include quoted prices for similar assets and liabilities in active markets, quoted prices of identical or similar assets or liabilities in markets that are not active, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – inputs that are unobservable and significant to the fair value measurement.

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Impaired loans (collateral dependent).  Loans for which it is probable that the Acquired Entity will not collect all principal and interest due according to contractual terms are measured for impairment.  Allowable methods for determining the amount of impairment includes estimating fair value using the fair value of the collateral for collateral-dependent loans.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized.  This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.

The following tables present the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at September 30, 2010 (unaudited), and December 31, 2009, and:

Fair Value Measurements Using
(unaudited) At September 30, 2010:	Fair Value	Quoted Prices Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral
dependent)	$ 1,200,117	$ -	$ -	$ 1,200,117

Fair Value Measurements Using
At December 31, 2009:	Fair Value	Quoted Prices Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral
dependent)	$ 441,145	$ -	$ -	$ 441,145

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.

Cash and cash equivalents, Federal Home Loan Bank stock, Interest receivable, and Interest payable. The carrying amount approximates fair value.

Loans. The fair value of loans is estimated by discounting the future cash flows using the market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics were aggregated for purposes of the calculations.

Deposits. Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount of these deposits approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank advances.  Rates currently available to the Acquired Entity for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.  Fair value of long-term debt is based on quoted market prices or dealer quotes for the identical liability when traded as an asset in an active market.  If a quoted market price is not available, an expected present value technique is used to estimate fair value.

The following table presents estimated fair values of the Acquired Entity’s financial instruments in accordance with FAS 107-1 and APB 28-1, codified with ASC 805 as of September 30, 2010 (unaudited) and December 31, 2009.

	(unaudited) September 30, 2010		December 31, 2009

	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$24,574	$24,574	$4,590	$4,590
Loans, net of allowance for loan losses	126,199	126,402	94,381	94,553
Federal Home Loan Bank stock	754	754	380	380
Interest receivable	1,000	1,000	484	484

Financial Liabilities
Deposits	144,386	143,675	83,667	83,719
Federal Home Loan Bank advances	16,497	17,405	7,768	8,096
Interest payable	117	117	93	93

The fair value of commitments to extend credit and letters of credit is not presented since management believes the fair value to be insignificant.

Note 9 – Cash Flows

For the nine months ended September 30, 2010 (unaudited) and 2009 (unaudited) and for the year ended December 31, 2009, the following cash items occurred:

	Year ended	Nine months ended
	December 31, 2009	September 30, 2010	September 30, 2009
Non-cash operating items:
Depreciation	$154	$110	$111
Provision for loan losses	1,844	474	1,416
Decrease (increase) in accrued interest receivable	97	(516)	(374)
Decrease (increase) in other assets	84	(632)	79
Increase (decrease) in accrued interest payable	80	32	52
	$2,259	$(532)	$1,284

Investing activities
Increase in loans	(20,877)	(32,292)	(18,068)
Purchase of Federal Home Loan Bank stock	(277)	(373)	(110)
	$(21,154)	$(32,665)	$(18,178)

Financing activites
(Decrease) increase in demand deposit, money market
NOW, and savings accounts	(552)	17,317	(2,377)
Increase in time deposits	14,628	43,402	15,916
Proceeds from Federal Home Loan Bank advances	6,539	8,729	2,441
	$20,615	$69,448	$15,980

Note 10 – Leases

The Acquired Entity has an operating lease for the building in which it operates its Batesville facility with original terms that expired January 31, 2008, which now renews on a month-to-month basis.

The Acquired Entity has an operating lease for its Searcy, Arkansas, facility with original terms that expired September 30, 2010 (unaudited), which now renews on a month-to-month basis.

Monthly lease expense for the two facilities is approximately $15,000.  For the year ended December 31, 2009, lease expense totaled $129,000; for the nine months ended September 30, 2010 (unaudited), and September 30, 2009 (unaudited), lease expense totaled $138,000 and $75,000 respectively.

Note 11 – Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations.  Estimates related to the allowance for loan losses are reflected in the footnote regarding loans.  Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

Note 12 – Commitments and Credit Risk

The Acquired Entity grants commercial, agricultural, residential and consumer loans to customers in central and east Arkansas.  Although the Acquired Entity has a diversified loan portfolio, a majority of commercial and consumer loans are secured by real estate mortgages in central Arkansas.  At December 31, 2009, and September 30, 2010 (unaudited), secured debt in the form of real estate loans comprised approximately 81% and 73% of the loan portfolio, respectively.  The Acquired Entity has engaged in activity outside the normal trade area by purchasing participations in northwest Arkansas.  Total participations purchased in northwest Arkansas as of September 30, 2010 (unaudited), and December 31, 2009, was approximately $2.1 million and $1.1 million.

Commitments to Extend Credit

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the borrower.  Collateral held varies but may include accounts receivable, inventory, property, plant equipment, commercial real estate and residential real estate.

At December 31, 2009, and September 30, 2010 (unaudited), the Acquired Entity had outstanding commitments to extend credit aggregating approximately $2.1 million and $5.3 million, respectively.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Acquired Entity to guarantee the performance of a customer to a third party.  Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.  Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations.  The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.  Should the Acquired Entity be obligated to perform under the standby letters of credit, the Acquired Entity may seek recourse from the customer for reimbursement of amounts paid.

The Acquired Entity had total outstanding letters of credit amounting to $145,000 at both December 31, 2009, and September 30, 2010 (unaudited).

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Lines of credit generally have fixed expiration dates.  Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the borrower.  Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2009, and September 30, 2010 (unaudited), the Acquired Entity had granted unused lines of credit to borrowers aggregating approximately $4.9 million and $5.8 million, respectively, for commercial and open-end consumer lines.

Other Credit Risks

At December 31, 2009, and September 30, 2010 (unaudited) CDARs accounts accounted for approximately 4.3% and 1.6%, respectively of the Acquired Entity’s time deposits.

Note 13 – Subsequent Events

The Acquired Entity was acquired by Southern Bank at the close of business on December 17, 2010.